Exhibit 10

AGREEMENT

BETWEEN :

IMMUNO JAPAN INC., of Nissei BLDG. 8F, 1-1-10

Koraku, Bunkyo-Ku, Tokyo, Japan 112-0004, a

corporation constituted under Japanese law and

represented herein by its duly authorized officer as he so

declares;

(hereinafter “IJI”)

AND:

VIROPRO PHARMA INC., of the city of Montreal,

province of Quebec, a subsidiary of Viropro, Inc.

incorporated under the laws of the Province of Quebec,

Canada, having its address at 4480 rue Côte-de-Liesse,

Suite 355, Montréal PQ, H4N 2R1 and represented herein

`by its duly authorized officer as he so declares;

(hereinafter “Viropro”)

WITH THE INTERVENTION OF:

VIROPRO, INC., of Jersey City, state of New Jersey, a

corporation incorporated under the laws of Nevada, US,

having its principal executive offices at address at4480

rue Côte-de-Liesse, Suite 355, Montréal PQ, H4N 2R1

and represented herein by its duly authorized officer as he

so declares;

(hereinafter “Viropro, Inc.”)

WHEREAS IJI possesses technology for the production and development of products (hereinafter the "Products") described herein;

WHEREAS Viropro desires to market and produce these products in the territories granted through this agreement (hereinafter the "Territories");

NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained, and intending to be legally bound hereby, the parties mutually agree as follows:

EXCLUSIVE LICENCE

1.

IJI hereby grants an exclusive licence to Viropro to market and produce the Products described herein in the Territories. The Territories shall include: Latin America, Thailand, China, Taiwan, Singapore and South Africa.

PRODUCTS

2.

The Products shall comprise, but not be limited to, the following:

•

Recombinant Human Interferon alpha-2a (rHulFN-a 2a) and alpha-2b (rHulFN-a 2b)

•

Recombinant Human granulocyte colony stimulating factor (rHuG-CSF);

•

Recombinant Human granulocyte macrophage colony stimulating factor (rHuGM-CSF);

•

Interleukin 2

•

EPO

(erythropoietin)

It is understood that if new products are required by customers in the Territory, IJI will be provided the opportunity to perform the necessary development. Once agreed, the cost of said development would be borne by Viropro.

TECHNOLOGY TRANSFER

3.

IJI will transfer to Viropro or its designee, with minimum delay, the technology necessary to produce the Products described herein.

4.

The parties agree to provide any improvements, made by one party or the other, to the Product technology (hereinafter the "Technology”) to the other party at no additional cost. However, ownership of the improvements shall remain with the party that developed the improvements.

5.

The process that will be followed for transferring the Product technology is described as follows:

•

IJI will work with Viropro to define and cost out a technology transfer program.

•

Viropro, with direct support from IJI, will negotiate the technology transfer with the customer or partners.

•

Viropro will subcontract the prime technology transfer elements to IJI.

•

IJI will deploy technical personnel to the customer who will provide necessary know-how and expertise to enable the customer to locally produce cell cultures and Master Cell Lines.

•

IJI will provide customers with product upgrades and technological updates reflecting any product evolution performed by IJI on the Products. IJI will not be responsible for the purification process of recombinant proteins.

COMMERCIALIZATION AND PRODUCTION

6.

Viropro shall commit its best efforts to commercializing the Products in the Territories as soon as possible;

7.

Viropro shall not sell, produce or commercialize competing products in the Territories other than those derived from IJI technology;

8.

If Viropro decides not to produce the Products itself or through sub-licence, it will have the option of obtaining the Products from IJI at the same or better prices and conditions of IJI’s most favoured customers.  In the event that IJI is unable to provide the Products as required by Viropro for the Territory, Viropro will be free to acquire competing products on the open market.

9.

Viropro shall be entirely free to structure its business undertakings and conduct its sales activities and promotions of the Products in the Territories. Further, Viropro is granted the right to sub-licence, assign or partner under its own discretion. Copies of sub-licences and all other pertinent agreements shall be provided to IJI.

COMPENSATION

10.

In consideration of the foregoing, Viropro, Inc. will issue to IJI common shares as follows :

•

Five-hundred thousand (500,000) shares upon signature of this agreement;

•

Five-hundred thousand (500,000) shares upon completing the first sale of one of the Products or sub-license.

Viropro, Inc. undertakes to register the common stock as free-trading on a best-effort basis.

11.

In addition to the issuance of shares iterated above, Viropro will provide IJI with a royalty of fifteen percent (15%) on all net sales of the Products. Net sales are defined as the gross sales amount less applicable sales tax, volume or promotional discounts, sales commissions, and reasonable sales costs. The net sales formula will also apply to products sold through sub-licensees or other parties.

12.

Royalties owing will be calculated on a quarterly basis with each sales period ending the last day of each of the following months: February, May, August and November. Royalties will be paid no later than sixty (60) days following the end of each quarterly sales period.

13.

A written report detailing the basis for calculating royalties will be submitted to IJI along with the associated royalty payments and, if requested by IJI, Viropro will furnish all supporting explanations, documents or other justifications as needed. This will also apply to “nil” reports.

14.

IJI reserves the right to have an audit performed, at its own cost, of the books and accounting records of Viropro. In the case where Viropro has committed a major error in favour of IJI in excess of ten (10) percent in the reports, IJI will have the right to charge Viropro reasonable costs for the audit plus double the amount of the commissions owed, in lieu of damages.

ACCOUNTING AND REPORTS

15.

Viropro shall retain separate detailed accounts at its Canadian offices to facilitate the calculation and verification of royalties owing to IJI.

16.

Viropro shall follow acceptable accounting rules and practices conforming to Canadian Generally Accepted Accounting Principles (GAAP).

17.

As a minimum, reports must include the following:

•

Gross sales per country per product including the exact quantity, date, price and currency of payment less the amount and description of each reasonable expenditure deducted in the calculation of net sales.

•

Amounts received, including those received by licensees or other parties relative to the sales of the Products.

SHARING OF EXPENSES AND DISBURSEMENTS

18.

Viropro will assume expenses related to execution of this agreement. Viropro shall not be responsible for expenses incurred by IJI that have not been pre-approved in writing by Viropro. Notwithstanding the foregoing, at all times IJI will be responsible for the following costs:

•

Administration of Patents

•

Protection of IJI Intellectual Property

•

Communications made by IJI

•

Translations of documents originating from IJI

19.

Either party may make the request of the other to cover specific expenses, the whole of which will be pre-agreed in writing.

20.

It is understood that IJI will not charge Viropro for services rendered from its base in Tokyo, such as telephone calls, sending information, giving directions as to transfer of technology, unless it is out of the ordinary cost of business that one reasonable person would expect under normal circumstances, or unless it implies to very specific and extraordinary expenses, as having to hire additional personnel or to increase substantially the work load of an employee, in which case clause 19 will apply.

CONFIDENTIALITY

21.

Unless expressly agreed to otherwise between the parties and unless dictated by public interest or national laws, the parties will keep confidential and will not publicize, divulge, directly or indirectly, by any means, in part or in totality the confidential information relative to the licensed technologies.

22.

Viropro may transfer confidential information to its licensees as required only after signing the same terms of confidentiality with the licensee as contained herein.

23.

Confidential information is defined as that information that relates directly or indirectly to the licensed products and technology, its support, and not in the public domain.

24.

The parties agree to guard all confidential information related to its own business dealings, except in the case is requested by courts or national laws.

25.

The obligation to protect confidentiality will survive for a minimum of five (5) years following the end of this agreement.

26.

The parties agree that any publicity or advertising which shall be released wherein either party is identified in connection with the Products or Technology shall be in accordance with the terms of this Agreement and shall not infringe or limit the right patent. Copies of all such publicity and advertising made by either party shall be forwarded promptly to the other party.

TERM AND TERMINATION

27.

This term of this agreement is for twenty (20) years from the date of signature of this agreement.

28.

Either IJI or Viropro may terminate this agreement if one party or the other does not respect the conditions of this agreement in a manner that is important and ongoing.

29.

Either IJI or Viropro may terminate this agreement for cause if one party or the other does not respect the conditions of this agreement in a manner that is important and ongoing. The party that wishes to prematurely terminate this agreement must advise the other party in writing of its intentions, providing the reasons for the termination and providing the opportunity, within sixty (60) days, for the other party to remedy the situation. Obligations surviving termination of the contract will remain the responsibility of the party terminated for cause and remain in force for the duration of the original remaining term.

30.

The party that terminates the agreement for cause is free to compete in the open market but without violating the terms of confidentiality specified herein.

GENERAL

31.

Viropro has the right sub-licence or assign this agreement. Notwithstanding this right, the assignee or sub-licensor shall respect all Viropro’s obligations pursuant to this agreement, notably the reporting requirements, fees and royalties and confidentiality. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

32.

The Parties expressly undertake to submit any dispute, difference, demand, claim, investigation, action or any other proceeding which they wish to institute against any Party to third party mediation.  The Parties shall attempt to agree as to the selection and place of mediation within thirty (30) days.  The arbitration and mediation proceedings shall be conducted in the English language. Said proceedings shall be conducted in the city of Montreal, Quebec, Canada.  The Parties understand that the decision of the arbitrators in any such arbitration shall be final and binding on the Parties and no appeal shall lie there from.  The arbitration decision may be enforced by any court of competent jurisdiction.

33.

All disputes concerning the interpretation and execution of this agreement and all questions relating to any of its dispositions shall be decided by arbitration in accordance with the Code of Civil Procedure of the Province of Quebec.

34.

Viropro shall refrain, for any reason, from contesting the rights of IJI regarding any licenses related to this contract.

35.

This agreement does not represent a contract between the Parties and the Parties remain independent contractors.  Neither Party will incur any debts or make any commitments for the other Party.

36.

The word “Product” used in this agreement shall include the services rendered in connection with the product, unless it is out of context.

37.

“Viropro” includes its affiliates, being corporations or other business entities it controls, directly or indirectly; notably those in which it holds 50% or more of the issued and outstanding voting and/or participating shares (participating at 10% or more).

38.

If needed a Party may give notice to another party by registered mail at their address as stated in this agreement. Said addresses may be modified by notifying the other parties, accordingly conditional that the new address is located in Canada.

39.

If a notice, document or agreement is written and provided in a language that is not English or French, the party that produces it shall provide a translation in the English or French language at its own cost.

40.

This Agreement contains the entire contract of the parties with respect to the subject matter hereof and supercedes all agreements and understandings between the parties concerning the subject matter hereof.

41.

The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

42.

This Agreement shall be governed and interpreted and construed in accordance with the laws of the Province of Quebec.

43.

The Parties acknowledge that they have requested that the present Agreement be drawn up in English.  Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date below.

Signatures of the parties

/s/ Mr. Serge Beausoleil

                /s/ Mr. Tetsu Nakamora

-----------------------------

   -----------------------------

  November 5, 2004

    November 5, 2004

  Serge Beausoleil

                Mr. Tetsu Nakamora

  Viropro Pharma, Inc.

                Immuno Japan Inc.

/s/ Mr. Georges Amar

-----------------------------

November 5, 2004

Mr. Richard Lee

Viropro, Inc.